Exhibit (i)


                             SEWARD & KISSEL LLP
                               901 K Street, NW
                                  Suite 800
                             Washington, DC 20001
                          Telephone: (202) 737-8833
                          Facsimile: (202) 737-5184
                                www.sewkis.com



                                                July 12, 2019



AB Bond Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

            We have acted as counsel for AB Bond Fund, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares, par value $.001 per share, of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class Z Common Stock and Advisor Class Common Stock (each, a "Class," and collectively, the "Shares") of the AB Total Return Bond Portfolio (the "Portfolio"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

            As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration
Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") to become effective on July 12, 2019, pursuant to paragraph
(b) of Rule 485 under the Securities Act (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of the Company and any amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

            Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the numbers of Shares of the Classes of the Portfolio authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

            We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information--Counsel" in Part B thereof.

                                          Very truly yours,

                                          /s/ Seward & Kissel LLP